DNB Financial Corporation

For further information, please contact:

Gerald F. Sopp CFO/Executive Vice-President

484.359.3138FOR IMMEDIATE RELEASE

gsopp@dnbfirst.com (NasdaqCM: DNBF)

DNB Financial Corporation Reports Fourth Quarter and Full-Year 2016 Results

Downingtown PA., January 24, 2017 (GLOBENEWSIRE)– DNB Financial Corporation (Nasdaq: DNBF), today reported net income available to common stockholders in accordance with generally accepted accounting principles (“GAAP”) of $2.3 million, or $0.55 per diluted share, for the quarter ending December 31, 2016, compared with $1.4 million, or $0.48 per diluted share for the same quarter, in 2015.  For the year ending December 31, 2016, net income available to common shareholders was $5.0 million, or $1.55 per share, compared with $5.1 million, or $1.79 per share for the corresponding prior year period.

DNB Financial Corporation (the “Company” or “DNB”) is the parent of DNB First, National Association, one of the first nationally-chartered community banks to serve the greater Philadelphia region.  On October 1, 2016, the Company completed its acquisition of Philadelphia-based East River Bank ("East River"), which added approximately $311 million in loans, and $226 million in deposits.  The system integration and rebranding was successfully completed on November 4, 2016.

On a core basis, the Company reported net income available to common stockholders of $2.0 million, or $0.48 per diluted share, for the quarter ending December 31, 2016, compared with $1.3 million, or $0.45 per share, for the corresponding prior year quarter.  Core earnings, which is a non-GAAP measure of net income, excludes merger-related expenses of $280,000, purchase accounting adjustments of $761,000, amortization of intangible assets of $27,000, and an associated income tax adjustment of $165,000 for the three months ending December 31, 2016.  Core earnings were $5.5 million, or $1.70 per diluted share, for the year ending December 31, 2016, compared with $4.9 million, or $1.74 per diluted share, for the same period, in 2015.  Please see the Reconciliation of Non-GAAP Financial Measures on page 6 of the release.  Non-GAAP financial measures include references to the terms “core” or “operating”.

William J. Hieb, President and CEO, commented, “2016 was another year of strong operating performance highlighted by the successful acquisition and integration of East River Bank in the fourth quarter.  Core earnings remained solid throughout the year and we are particularly pleased with our strong credit quality and continued growth of our wealth management business.”

Highlights

•	Primarily due to the acquisition of East River, total loans increased $335.8 million, or 70.0%, on a year-over-year basis and $308.1 million or 60.4% (not annualized) on a sequential quarter basis.

•

The net interest margin increased to 3.63% for the quarter ending December 31, 2016, compared with 3.14% for the year-earlier quarter and 3.06% for the quarter ending September 30, 2016.  The improvement was primarily due to the acquisition of East River Bank.

•

Core deposits grew $146.8 million or 28.1% on a year over year basis and $118.3 million or 21.5% (not annualized) on a sequential quarter basis. The increase was mainly due to core deposits acquired in the East River acquisition.

•	Asset quality remained strong. Net loan charge-offs were only 0.01% (annualized) of total average loans for the fourth quarter of 2016, and non-performing loans were 1.14% of total loans at year-end.

•	Wealth management assets under care increased 11.8% to $214.2 million as of December 31, 2016, from $191.5 million as of December 31, 2015.

•	The Board of Directors declared a cash dividend of $0.07 per share, paid on December 22, 2016.

Income Statement Summary

Based on core earnings of $2.0 million, the Company’s performance for the quarter ending December 31, 2016 generated a return on average assets (“ROAA”) and return on average tangible common equity (“ROTCE”) of 0.74% and 10.34%, respectively.  The core ROAA and ROTCE for the same quarter last year were 0.69% and 8.67%, respectively.  Please see the “Reconciliation of Non-GAAP Financial Measures” on page 6 of the release.

Total interest income for the three months ending December 31, 2016 was $10.6 million, which represented a $4.3 million increase from the quarter ending September 30, 2016, and a $4.4 million increase for the three months ending December 31, 2015.  The year-over-year increase was primarily due to a 72.8% rise in total average loans and a 57 basis point increase in the yield on earning assets for the quarter ending December 31, 2016.  The main driver for the increase in both volume and rate was the East River acquisition.  The weighted average yield on total interest-earning assets included purchase accounting fair value adjustments.  On a core basis, which excludes the purchase accounting adjustments, the net interest margin was 3.33% for the three months ended December 31, 2016.

Total interest expense was $1.2 million for the three months ending December 31, 2016, compared with $760,000 for the third quarter of 2016, and $717,000 for the fourth quarter of 2015.  The year-over-year increase was primarily due to a higher amount of interest-bearing liabilities, largely due to the East River acquisition, as the weighted average cost of funds remains at historically low levels.

The loan loss provision was $100,000 for the most recent quarter compared with $290,000 for the three months ended December 31, 2015.  As of December 31, 2016, the Company’s allowance for loan losses was $5.4 million and represented 0.66% of total loans.  Loans acquired in connection with the purchase of East River have been recorded at fair value based on an initial estimate of expected cash flows, including a reduction for estimated credit losses, and without carryover of the respective portfolio's historical allowance for loan losses.

At December 31, 2016, the allowance for loan losses as a percentage of originated loans, which represents all loans other than those acquired, was 1.04%.

Total non-interest income for the fourth quarter of 2016 was $1.3 million, compared with $1.3 million for the same quarter, in 2015.  Total non-interest income for the fourth quarter of 2015, included a $120,000 gain from the insurance proceeds associated with a fire at one of the Bank’s locations. Wealth management fees were $403,000 for the fourth quarter of 2016, compared with $393,000 for the third quarter of 2016, and $394,000 for the quarter ending December 31, 2015.

Non-interest expense was $7.3 million for the fourth quarter of 2016, compared with $6.7 million for the third quarter of 2016, and $4.7 million for the quarter ending December 31, 2015.  Non-interest expense for the quarter ending December 31, 2016 included merger-related costs of $280,000 and $480,000 for the write down of OREO property to its net realizable value. Compared to the third quarter of 2016, in addition to the write down of OREO property mentioned above, the increase in non interest expense was largely due to the East River acquisition. Compared to the fourth quarter of 2015, increases were largely due to addition of East River staff, offices and equipment as well as related due diligence and merger expense and the write down of OREO property mentioned above.

Balance Sheet Summary

Balance sheet growth, including intangible assets, on both a sequential quarter basis and year-over-year basis was largely attributable to the acquisition of East River. As of December 31 2016, total assets were $1.1 billion compared with $748.8 million as of December 31, 2015.  On a sequential quarter basis, total assets increased $301.1 million, or 39.1% (not annualized).

On a sequential quarter basis, total loans increased $308.1 million, or 60.1% (not annualized), to $817.5 million as of December 31, 2016.  As of the same date, total loans were 76.3% of total assets.  The loan growth occurred primarily in the commercial real estate loan category.  As of December 31, 2016, the loan-to-deposit ratio was 92.3%.

Total deposits were $885.2 million as of December 31, 2016, compared with $606.3 million as of December 31, 2015, an increase of $278.9 million or 46.0%, and increased $239.6 million, or 37.1% (not annualized), on a sequential quarter basis. As of December 31, 2016, total shareholders’ equity was $94.8 million, compared with $55.5 million as of December 31, 2015.  Tangible book value per share was $18.56 as of December 31, 2016. Intangible assets were $16.1 million as of December 31, 2016, including goodwill of $15.5 million.

Capital ratios continue to exceed minimum regulatory standards for well-capitalized institutions.  As of December 31, 2016, the tier 1 leverage ratio was 8.42%, the tier 1 risk-based capital was 10.65%, the common equity tier 1 risk-based capital ratio was 9.59% and the total risk-based capital ratio was 12.48%. As of the same date, the tangible common equity-to-tangible assets ratio was 7.46%.

Asset Quality Summary

Asset quality remained solid as net charge-offs were only 0.01% of total average loans for the quarter ending December 31, 2016, compared with 0.03% for the quarter ending September 30, 2016, and 0.07% for the quarter ending December 31, 2015.  Total non-performing assets, including loans and other real estate property, were $12.1 million as of December 31, 2016, or 1.13% of total assets, compared with $9.9 million as of September 31, 2016, or 1.36% of total assets. The total amount of non-performing assets increased due to loans and other assets acquired with the East River acquisition.  The ratio of non-performing loans to total loans was 1.14% as of December 31, 2016.

General Information

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 15 locations. DNB First, which was founded in 1860, provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation's shares are traded on NASDAQ’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at https://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to DNB and East River Bank (“East River”) or other effects of the merger of DNB and East River. These forward-looking statements include statements with respect to DNB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond DNB’s control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by DNB with the Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: difficulties and delays in integrating the East River business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which DNB conducts its operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors’ products and services for DNB’s products and services; the success of DNB in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; additional acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms; and the success of DNB at managing the risks involved in the foregoing. Annualized, pro forma, projected and estimated numbers presented herein are presented for illustrative purpose only, are not forecasts and may not reflect actual results.

DNB cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of this press release, even if subsequently made available by DNB on its website or otherwise. DNB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of DNB to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the SEC, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

FINANCIAL TABLES FOLLOW

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 30,
	2016	2015	2016	2015
EARNINGS:
Interest income	$10,617	$6,190	$29,179	$24,478
Interest expense	1,206	717	3,324	2,712
Net interest income	9,411	5,473	25,855	21,766
Provision for credit losses	100	290	730	1,105
Non-interest income	1,279	1,107	4,714	4,327
Gain from insurance proceeds	-	120	1,180	120
Gain on sale of investment securities	-	4	431	78
Gain (loss) on sale of SBA loans	-	68	39	484
Loss on sale / writedown of OREO and ORA	480	(20)	644	134
Due diligence & merger expense	280	-	2,241	-
Non-interest expense	6,587	4,742	21,756	18,895
Income before income taxes	3,243	1,760	6,848	6,641
Income tax expense	930	378	1,869	1,503
Net income	2,313	1,382	4,979	5,138
Preferred stock dividends	-	8	-	50
Net income available to common stockholders	$2,313	$1,374	$4,979	$5,088
Net income per common share, diluted	$0.55	$0.48	$1.55	$1.79

Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

GAAP net income	$2,313	$1,374	$4,979	$5,088
Net gains on sale of securities	-	(3)	(431)	(78)
Gains from insurance proceeds	-	(120)	(1,180)	(120)
Salary expense related to restricted stock and SERP	-	-	446	-
Due diligence & merger expense	280	-	2,241	-
Accretion of purchase accounting fair value marks	(761)	-	(761)	-
Amortization of Intangible Assets	27	-	37	-
Income tax adjustment	165	34	131	55
Non-GAAP net income (Core earnings)	$2,024	$1,285	$5,462	$4,945

Earnings per common share:
Basic	$0.48	$0.46	$1.71	$1.76
Diluted	$0.48	$0.45	$1.70	$1.74

Weighted average common shares outstanding:
Basic	4,203	2,812	3,186	2,802
Diluted	4,230	2,857	3,219	2,847

DNB Financial Corporation
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	Quarterly
	2016	2016	2016	2016	2015
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings and Per Share Data
Net income available to common stockholders	$2,313	$1	$1,109	$1,556	$1,374
Basic earnings per common share	$0.55	$0.00	$0.39	$0.55	$0.49
Diluted earnings per common share	$0.55	$0.00	$0.39	$0.54	$0.48
Core diluted earnings per common share (non-GAAP)	$0.48	$0.42	$0.47	$0.40	$0.45
Dividends per common share	$0.07	$0.07	$0.07	$0.07	$0.07
Book value per common share	$22.36	$20.76	$20.90	$20.45	$19.65
Tangible book value per common share	$18.56	$20.73	$20.88	$20.38	$19.58
Average common shares outstanding	4,203	2,853	2,849	2,833	2,812
Average diluted common shares outstanding	4,230	2,886	2,883	2,869	2,857

Performance Ratios
Return on average assets	0.84%	0.00%	0.59%	0.84%	0.74%
Core return on average assets (non-GAAP)	0.74%	0.63%	0.71%	0.63%	0.69%
Return on average equity	9.78%	0.01%	7.56%	10.94%	9.32%
Core return on average equity (non-GAAP)	8.56%	8.23%	8.54%	8.16%	8.66%
Return on average tangible equity	12.04%	0.01%	7.57%	10.98%	9.35%
Core return on average tangible equity (non-GAAP)	10.34%	8.75%	9.17%	8.19%	8.67%
Net interest margin	3.63%	3.06%	3.08%	3.15%	3.14%
Core net interest margin (non-GAAP)	3.33%	3.06%	3.08%	3.15%	3.14%
Efficiency ratio	62.47%	94.43%	74.38%	78.66%	68.27%
Core efficiency ratio (non-GAAP)	64.41%	72.73%	70.39%	72.33%	70.38%
Wtd average yield on earning assets	4.10%	3.47%	3.46%	3.51%	3.53%
Core wtd average yield on earning assets (non-GAAP)	3.91%	3.47%	3.46%	3.51%	3.53%

Asset Quality Ratios
Net charge-offs (recoveries) to average loans	0.01%	0.03%	0.10%	0.08%	0.07%
Non-performing loans/Total loans	1.14%	1.36%	1.54%	1.06%	1.06%
Non-performing assets/Total assets	1.13%	1.28%	1.38%	1.02%	1.02%
Allowance for credit loss/Total loans	0.66%	1.04%	1.06%	1.06%	1.02%
Allowance for credit loss/Non-performing loans	57.74%	76.28%	69.12%	99.64%	96.91%

Capital Ratios
Total equity/Total assets	8.86%	7.69%	7.79%	7.64%	7.41%
Tangible equity/Tangible assets	7.46%	7.68%	7.78%	7.61%	7.40%
Tier 1 leverage ratio	8.42%	9.06%	9.11%	9.16%	8.94%
Common equity tier 1 risk-based capital ratio	9.59%	10.50%	10.82%	10.71%	10.44%
Tier 1 risk-based capital ratio	10.65%	12.06%	12.43%	12.34%	12.08%
Total risk-based capital ratio	12.48%	14.72%	15.16%	15.07%	14.78%

Wealth Management Assets under care*	$214,170	$210,800	$200,586	$199,296	$191,529

*Wealth Management assets under care includes assets under management, administration, supervision and brokerage.

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
	2016	2016	2016	2016	2015
EARNINGS:
Interest income	$10,617	$6,277	$6,180	$6,105	$6,190
Interest expense	1,206	760	708	650	717
Net interest income	9,411	5,517	5,472	5,455	5,473
Provision for loan losses	100	100	200	330	290
Non-interest income	1,279	1,142	1,184	1,109	1,107
Gain from insurance proceeds	-	30	-	1,150	120
Gain on sale of investment securities	-	197	203	31	4
Gain on sale of SBA loans	-	-	-	39	68
(Gain) loss on sale / write-down of OREO and ORA	480	160	4	-	(20)
Due diligence & merger expense	280	1,498	275	188	-
Non-interest expense	6,587	5,046	4,893	5,230	4,742
Income before income taxes	3,243	82	1,487	2,036	1,760
Income tax expense	930	81	378	480	378
Net income	2,313	1	1,109	1,556	1,382
Preferred stock dividends	-	-	-	-	8
Net income available to common stockholders	$2,313	$1	$1,109	$1,556	$1,374
*Net income per common share, diluted	$0.55	$0.00	$0.39	$0.54	$0.48

*The sum of the four quarters EPS data does equal the annual EPS data due to the issuance of 1,368,527 additional shares in the fourth quarter, to complete the acquisition of East River.

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
	2016	2016	2016	2016	2015
FINANCIAL POSITION:
Cash and cash equivalents	$22,103	$30,442	$20,146	$38,740	$21,119
Investment securities	182,206	195,477	223,140	207,023	220,208
Loans held for sale	-	-	-	359	-
Loans and leases	817,529	509,475	494,417	489,366	481,758
Allowance for credit losses	(5,373)	(5,303)	(5,247)	(5,172)	(4,935)
Net loans and leases	812,156	504,172	489,170	484,194	476,823
Premises and equipment, net	9,243	9,033	8,557	7,817	6,806
Goodwill	15,590	-	-	-	-
Other assets	29,387	31,148	23,159	23,307	23,862
Total assets	$1,070,685	$770,272	$764,172	$761,440	$748,818

Demand Deposits	$173,467	$146,731	$135,212	$131,951	$125,581
NOW	224,219	169,400	185,279	201,566	185,973
Money markets	184,783	160,312	149,108	138,241	137,555
Savings	86,176	73,867	75,236	75,535	72,660
Core Deposits	668,645	550,310	544,835	547,293	521,769
Time deposits	187,256	71,920	73,560	71,264	66,018
Brokered deposits	29,286	23,313	23,449	18,498	18,488
Total Deposits	885,187	645,543	641,844	637,055	606,275
FHLB advances	55,332	20,000	20,000	20,000	30,000
Repurchase agreements	11,889	19,483	17,748	21,661	32,416
Subordinated Debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	9,697	9,710	9,721	9,733	9,743
Other liabilities	3,990	6,569	5,572	5,061	5,146
Stockholders' equity	94,840	59,217	59,537	58,180	55,488
Total liabilities and stockholders' equity	$1,070,685	$770,272	$764,172	$761,440	$748,818

DNB Financial Corporation
Condensed Consolidated Statements of Financial Condition - Quarterly Average Balances (Unaudited)
(Dollars in thousands)

	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
	2016	2016	2016	2016	2015
FINANCIAL POSITION:
Cash and cash equivalents	$37,239	$25,208	$36,113	$23,080	$19,532
Investment securities	192,359	217,593	213,235	215,565	227,936
Loans held for sale	137	87	147	28	61
Loans and leases	815,470	498,627	488,396	483,125	473,643
Allowance for credit losses	(5,512)	(5,344)	(5,265)	(5,025)	(4,831)
Net loans and leases	809,958	493,283	483,131	478,100	468,812
Premises and equipment, net	9,218	8,844	8,332	7,222	6,609
Goodwill	15,590	-	-	-	-
Other assets	22,457	19,829	19,222	19,678	19,415
Total assets	$1,086,958	$764,844	$760,180	$743,673	$742,365

Demand Deposits	$181,415	$137,437	$131,134	$120,391	$122,235
NOW	224,101	176,704	192,339	193,548	183,129
Money markets	177,885	156,412	142,768	137,121	140,136
Savings	87,096	74,652	75,254	74,653	71,637
Core Deposits	670,497	545,205	541,495	525,713	517,137
Time deposits	186,287	72,324	75,541	70,927	68,731
Brokered deposits	27,406	23,307	20,754	18,491	18,638
Total Deposits	884,190	640,836	637,790	615,131	604,506
FHLB advances	64,846	20,000	20,003	23,111	22,391
Repurchase agreements	18,972	18,381	19,103	23,040	31,914
Subordinated Debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	9,799	10,383	9,728	10,783	9,875
Other liabilities	5,592	5,367	4,939	4,818	5,070
Stockholders' equity	93,809	60,127	58,867	57,040	58,859
Total liabilities and stockholders' equity	$1,086,958	$764,844	$760,180	$743,673	$742,365